                                                                    EXHIBIT 10.5

September 27, 1996


Mr Randall V. Pevin

Dear Randy:

I am pleased to offer you a position as a Customer Support Representative for Global Exchange, Inc. (GXI) beginning October 1, 1996. Your time will be compensated at the rate of $14.42 per hour (annualized salary of $30,000) during a 90 day probation period, and afterwards you will be compensated at the rate of $15.32 per hour (annualized salary of $32,000) as earned, paid in bi-weekly payments of 40 hours each week. You will receive a performance review after six months and then again on your one-year anniversary. As a salaried staff member with full benefits, you will be exempt from any overtime payment, but you will be able to participate in all incentive programs of Global Exchange, Inc.

As a salaried employee you will be paid for 8 holidays, 80 hours of vacation, earned at the rate of 3.0 hours per pay period and 40 hours of sick leave earned the rate of 1.5 hours per pay period. Within two months of your employment date (or such effective date as determined by GXI's insurance carrier), you will be provided medical, hospitalization, and disability insurance coverage through GXI's group insurance plan. A term life insurance policy is provided in the amount of twice your annual salary within two months of your start date. GXI's insurance coverage is subject to approval and acceptance by GXI's Group Insurance Carriers. Should they deny your application for coverage under our group policy, GXI would, accordingly, be unable to offer you insurance benefits. If insurance rates for employees are over and above standard premium amounts, employees will be expected to pay the difference. Currently, GXI pays 100 percent of insurance premiums. Depending on the escalation of GXI's insurance rates, you may be asked to pay a portion of the insurance at some future date. GXI provides worker's compensation insurance and reimburses work-related expenses as you incur them and file expense reports with appropriate receipts.

You should understand that this employment at GXI is for an indefinite period of time and that salary payments, benefits, and working conditions could change from time-to-time or any time. As a condition of employment, you will need to sign the attached GXI Ethics Policy. If the terms and conditions of employment are acceptable to you, please sign below and return the original letter.

We would be delighted to have you as a member of our professional staff.

Sincerely,

/s/ William L. Robertson

William L. Robertson
Chief Executive Officer


/s/ Randall Pevin
-----------------


###-##-####
-----------------
SS#

                                                       May 5, 1997

Mr. Randall V. Pevin

Dear Mr. Pevin:

     This letter sets forth in writing the terms of the agreement between you (the "Employee") and GXI, Incorporated, a Delaware corporation (the "Company", which term shall include any subsidiaries and affiliates of GXI, Incorporated).

     The Company and the Employee hereby acknowledge the following: (i) The Company is currently engaged in all phases of the business of researching, developing, owning, marketing, licensing and distributing Internet-related computer software and providing related consulting services to its clients, including its ForSite Extranet software; (ii) The Company has developed significant reputation and goodwill in its industry throughout the United States and abroad; (iii) The success of the Company's business depends upon the continued confidentiality of its proprietary information and trade secrets; (iv) The Employee is or will be employed by the Company in a position of trust and confidence and in a capacity in which he has or will become familiar with the Company's confidential information and trade secrets; (v) In the course of his employment or through the use of Company facilities or resources, the Employee may have or may in the future have contributed to the development of Company trade secrets and confidential business information; and (vi) The Company and the Employee are entering into this agreement in consideration of the employment or continued employment of Employee, the granting of bonuses, raises or stock options, if applicable, other good and valuable consideration, and to further document Company policies now in effect.

     In consideration of the foregoing acknowledgments and the agreements set forth herein, the Employee and the Company hereby agree as follows:

     1. The Employee will make full and prompt written disclosure to the Company of all inventions, innovations, improvements, modifications, know-how, discoveries and developments (the "Developments"), whether or not patentable or copyrightable, which are conceived, made or discovered by or under the direction of the Employee, alone or jointly with others, during the course of his employment with the Company or as a direct or indirect result thereof, including those made or discovered during normal working hours, on the premises of the Company, or using Company resources, and including Developments suggested by any work or services performed or to be performed by the Employee for the Company. The Developments will be the sole, absolute and exclusive property of the Company, including any copyrights and patent rights in the Developments, and Employee hereby assigns all rights in the Developments to Company.

     2. All Developments devised, made, developed or perfected after termination of the Employee's employment are within the provisions of Paragraph 1 if conceived in whole or material part during the period of employment or with the use of Company resources or facilities.

     3. At the request and expense of the Company but without charge to the Company, the Employee will do all acts and things as may be necessary to confirm and vest the entire right, title and interest in the Developments in the Company and secure to the Company full protection of the same, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers. In order to confirm the Company's rights, the Employee will also assign to the Company any and all copyrights and reproduction rights to any written material prepared by the Employee in connection with his employment.

     4. All Developments furnished by the Employee to the Company will be the Employee's own and original creation except for materials in the public domain and will not to the best of his knowledge or belief violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation.

     5. During the Employee's period of employment with the Company and after the voluntary or involuntary termination of such employment, whether initiated by the Employee or the Company, the Employee will hold in the strictest confidence and will not, without the express written authority of the Company, directly or indirectly disclose to others, disseminate, use or publish, other than use in the ordinary course of the Company's business, any proprietary, secret or confidential information of the Company (which for the purposes hereof shall include without limitation the Developments, information designated by the Company as "proprietary," "secret," or "confidential" (or similarly designated) and information which is not generally known to those outside of the Company), including but not limited to any such information concerning: (a) the business or operations of the Company or any of its clients, suppliers, customers, consultants, licensees, or others with which it does business ("Business Partners"), (b) any Company or Business Partner materials, apparatus, processes, methods, ways of business, formulae, technology, research, development, customer lists, customer requirements, supplier lists, models, computer programs, program descriptions, flow charts, equipment designs, equipment descriptions, documentation, records, books, technical information, blueprints, databases, or data, or (c) the existence or betterment of, or possible new uses or applications for, any Company or Business Partner product or service (Collectively, "Confidential Information").

     6. Upon the cessation of the Employee's employment by the Company for any reason, he shall not take from, and will promptly return to the Company, any and all Confidential Information and any writings or documents whatever or reproductions thereof and any and all other information of a proprietary, secret or confidential nature which relate in any way to the Company's operations, business, assets, research, development, and any of the other items covered by paragraph 5 above then in Employee's possession or control.

     7. The Employee represents and warrants to the Company as follows: (i) he is not under any obligation to any person which is inconsistent or in conflict with this letter agreement or which would prevent, limit or impair in any way the performance of his obligations hereunder; and (ii) he has not disclosed and will not disclose to the Company, nor use for the Company's benefit, any confidential information or trade secrets of any prior employer or principal, unless and until such confidential information and trade secrets have become public knowledge without the Employee's participation, or unless such disclosure is permitted by any agreement with such prior employer or principal.

     8. The Employee agrees that during the term of his employment with the Company and for a period of one (1) year after the date of any voluntary or involuntary termination of such employment, whether initiated by the Company or the Employee, he will not: (a) directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder, or in any other capacity, engage in or have a financial interest in, any business which is competitive with the business of the Company or any of its subsidiaries or affiliates, (b) induce employees of the Company or any of its subsidiaries or affiliates to join with him in any capacity, direct or indirect, in any business in which he may be or become interested whether or not competitive with the Company, or (c) solicit customers of the Company in competition with the Company. Notwithstanding Section 8(a), the Employee may continue to hold or purchase at prevailing publicly traded rates not more than one percent (1%) of the outstanding and issued shares of any publicly traded company which is competitive with the business of the Company or any of its subsidiaries or affiliates.

     Without limiting the generality of the foregoing, a business will be deemed competitive or in competition with the Company if it involves the performing of services and/or the research, development, production, manufacture, marketing, distribution, licensing, or sale of any product which is or is intended to be directly or indirectly competitive with or similar to services performed and products being researched, developed, produced, manufactured, marketed, distributed, licensed or sold by the Company at any time during the Employee's employment.

     9. This letter agreement does not bind the Employee or the Company to any specified period of employment, such employment being at the will of both the Company and the Employee unless otherwise agreed in writing; and the voluntary or involuntary termination of the Employee's employment shall not affect the obligations of the Employee and the Company hereunder.

     10. The Employee acknowledges that should he breach any of the covenants set forth in this letter, monetary damages would not provide the Company with an adequate remedy for such breach, and he hereby consents in addition to any monetary award to the entry of an order in any court of competent jurisdiction enjoining any activity constituting such a breach and requiring specific performance of his obligations hereunder.

     11. If any portion or provision of this letter agreement should be determined by a court of competent jurisdiction to be invalid or unenforceable, then this letter agreement is intended to and shall be valid and enforced to the fullest extent permitted by law.

     12. Nothing contained in this letter agreement shall refer to or affect any condition of employment or other item not specifically mentioned herein. This letter agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, and shall inure to the benefit of and be binding upon the heirs, executors, administrators, personal representatives and assigns of the Employee and upon the legal representatives, successors and assigns of the Company. The Employee agrees to jurisdiction and venue in the federal and state courts within the Commonwealth of Virginia for all disputes and enforcement actions arising under this Agreement.

     Please indicate your acceptance of the terms of this letter agreement by signing in the place provided below, whereupon this letter agreement shall take effect as an instrument under seal.

                                             Very truly yours,


                                             /s/ James W. MacIntyre, IV

                                             Global Exchange, Incorporated
                                             By:  James W. MacIntyre IV
                                                  CEO & President


Agreed to as of the date
on page 1 of this letter agreement.

/s/ Randall V. Pevin
----------------------------------
Randall V. Pevin